Venice Duck LLC

Venice Duck Brewery is a craft beer company located in Los Angeles, CA and we distribute our beer through restaurants, bars and liquor stores throughout California.


VENICE DUCK
BREWERY
VENICE

Invest

$99 minimum investment

DEADLINE: March 29, 2024

in 2 months

UNIT PRICE
$1

TOTAL RAISED
$6,560

VALUATION
$5,700,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

OUR STORY

Venice Duck Brewery (The Duck) is a craft beer company located in Los Angeles, CA, that has been operational since 2014 and distributes through restaurants, bars, and liquor stores throughout California.

With a focus to create **quality artisan craft beer**, our initial craft beer portfolio includes a variety of beers including an India Pale Ale, Agave Blonde, and Brown Hemp Ale, as well as organic Hard Seltzers. As the business grows and brand recognition increases, we plan to expand the brewing capacity and add new beers to our brewing arsenal.

Venice Duck Brewery is a unique company in that its goal is to not only reinvent simple and full-flavored craft brewed beer, but also to create a sense of community through craft brewing education, innovation, activities/festivals, and community ownership.


ICE ICE BABY



We are Chris and John, founders of Venice Duck – but really, we're two bartenders from Venice Beach who love good beer. Venice Duck was inspired by a local legend of a guy who went to a party in the Venice canals and woke up on the sidewalk covered in ducks.

The Duck's distribution began locally on Venice Beach and then organically grew throughout Los Angeles. It then expanded into the inland empire, north to San Francisco and south to San Diego. The company credits its continued growth to consistently maintaining a high-quality product, timely distribution, and a close relationship with its brewmaster and loyal customer base.

VENICE DUCK HIGHLIGHTS

- Experienced management team
- Established high profile accounts
- Products sold at Bars, Restaurants, Liquor Stores
- Strategic distribution partnership
- Strong social media presence
- CA State recognition via press releases and publications



DOGTOWN DUCK
JAMESON

WHAT WE BREW

With over 16 million people visiting Venice Beach, CA a year, Venice Duck Brewery can offer another attraction with locally made crafted beer. **We have branded each of our cans with something you would find on the boardwalk such as street performers, skateboarders, or a local artist.**



PACIFIC PARK



When you visit Venice Beach, we want you to *feel* and *experience* Venice Beach so that every bar, restaurant or liquor store you find us selling our craft beer and Hina Hard Seltzer. In addition, The Duck is planning on co-branding our beer through personal relationships with Venice Beach retailers such as Arbor Skateboards, Dogtown Surf Shop, and Aviator Nation activewear.


DOGTOWN DUCK
INDIA PALE ALE
LUCKY DUCK
STONER DUCK
HEMP BROWN ALE

The Duck consists of three beers: an India Pale Ale, Agave Blonde Ale, and Hemp Brown Ale. Each of the craft beers is packaged in both cans and kegs.

Additionally, the company has recently developed a high-end, organic Hard Seltzer line called "Hina" (Goddess in Polynesian). It consists of four flavors: Yuzu Ginger, Bergamot Lemon Lime, Rose Pistachio, and Lychee Jasmine.

> **The beer market in the United States grew to 109 billion U.S. dollars in revenue in 2021 after declining in 2019 due to the outbreak of the COVID-19 pandemic. The market may not surpass pre-pandemic levels until 2023 and is expected to be valued at 146 billion dollars by 2025.**
>
> ---
> *Statista*

MARKET

Overall U.S. beer volume sales were up 1% in 2021, while craft brewer volume sales grew 8%, raising small and independent brewers' share of the U.S. beer market by volume to 13.1%.

Retail dollar sales of craft increased 21%, to $26.8 billion, and now account for just under 27% of the $100 billion U.S. beer market (previously $94 billion). The primary reason for the larger dollar sales increase was the shift back in beer volume to bars and restaurants from packaged sales.

SUCCESS TO DATE

The Duck had many high profile accounts by word-of-mouth and by Christian and John's relationships working in Los Angeles for the last 30 years. This marketing approach **helped the company grow** since its inception.

In addition, the company has developed a social media strategy, **#DanceWithTheDuck**, which has consumers posting the company's beers and seltzers online in an organic fashion.

The company has already gained state recognition via press releases and writeups on publications and sites, including but not limited to:

- Ratebeer
- Untapped
- TapHunter
- Beer Advocate
- American Craft Beer
- Brewbound
- Free Venice Beachhead
- Argonaut News


LUCKY DUCK

PRESS

- **Blogtown**
  Duck, Duck, Venice Duck! - The Story Of Venice Duck Beer
- **FoodBevg**
  Venice Duck Brewery
- **American Craft Beer**
  Shut the Duck Up and try Venice-Inspired Beers from Venice Duck Brewery
- **Venice Paparazzi**
  Venice Duck Brewery's John Binder
- **Brewbound**
  Venice Duck Brewery to Release 3 Brands in 6-Pack Cans
- **Free Venice Beachhead**
  Venice Duck Beer
- **PRWeb**
  Venice Duck Brewery Distribution Expands South to San Diego and North to San Francisco
- **SommBeer**
  Venice Duck Brewery Review

OUR BUSINESS MODEL

Venice Duck Brewery generates revenue by selling their beer to bars, restaurants, and liquor stores. We have a contracted relationship with Slo Brew, our 3rd party brewery that crafts our beers for us using our own proprietary recipes. We have two avenues of distribution to our consumers. Our beers can be purchased through our relationship with Southern Glazer's Wine and Spirits or for special qualifying orders we can offer drop shipment directly from the brewery to your place of operation (business).


LUCKY DUCK
WHOLE FOODS MARKET


the Waterfront
SECURITY

To help our success, The Venice Duck Brewery is creating a business in several strategic stages to help ensure our position within the marketplace. We have many high-quality craft beers that are and can be well received by consumers. Our priority is to maintain the highest quality in our beers.

With "proof of concept" and a solid distribution partnership in action, **it's time for The Duck to take flight** by expanding its distribution channels throughout southern California. Both founders (Christian and John) of the Venice Duck Brewery actively open new accounts through their relationships and network. The Duck has an established relationship with Southern Glazer's Wine and Spirits where their sales representatives can generate new accounts throughout California as well. The Venice Duck Brewery has hired a Head of Sales, Ashely Andersen. She is planning to open new accounts through her previous relationships working in the beverage industry and working with Southern Glazer representatives.

The second part of growing The Venice Duck Brewery is by hiring our new Chief Marketing Officer, Markus, who already launched his whiskey company two years ago, is using his marketing and social media experience to generate new accounts and continue increasing our brand awareness.

The company's future goal is to open a brewpub next to SoFi Park in Inglewood, CA (located next to the SoFi Stadium, where the Los Angeles, Rams and Chargers play football) while continuing to grow & strengthen their license to trade and increase brand recognition.


LUCKY
DUCK

TEAM



Christian Warren

Founder

Christian Warren has been a successful restauranter since 2004. He and his partners opened Ma'Kai in Santa Monica, CA. It was considered an overnight success and was referred to as one of the hottest and trendiest restaurants in Santa Monica. Ma'Kai featured an Asian infusion menu setting a trend that others would soon follow. Ma'Kai's almost immediate success and profitability led to an offer to purchase that Mr. Warren and his partners could not pass up. They sold two years later to the founders of Jiffy Lube. Soon after, in 2008, Mr. Warren and his new business partner, John Quinn, took an old iconic bar, Melody's Steak House in Westchester, CA, and reopened it as Melody's Bar & Grill, which he still owns today. It was another overnight success, with gross sales exceeding $4 million in 2022.



John Henry Binder

Founder

John H. Binder has been in the hospitality industry since 1993. After graduating from UC Santa Barbara with a degree in Literature, Arts, and History, John began learning mixology skills at the Typhoon restaurant in Santa Monica, CA. From there, he found his way to James Beach, one of the most successful and long-lasting restaurants in Venice Beach's history, where he dazzled customers with his drink specialties. He served as a bartender and manager of James Beach for the last 25 years. In 2017, John was voted Best Bartender by L.A Weekly from a pool of 20,000 bartenders working in the Los Angeles area. James Beach closed its business in September 2022. Presently, he works as a Sales Manager at Southern Glazer's Wine and Spirits Distributor in Los Angeles. His relationship has greatly helped the Venice Duck become successful.



John D. Quinn

CEO

John D. Quinn, CEO- A 26-year financial industry veteran, John has held several high-level financial advisory positions at JP Morgan/Chase, AIG Retirement Services, and Ameriprise Financial. John Quinn has turned around underperforming businesses and implemented corporate policies to maximize ROI for shareholders. John holds a bachelor's degree in business management from Lynn University, Boca Raton, FL, and studied International Business at the *American University of Ireland*, Dublin.



Markus Biegel

CMO

A seasoned management consultant and entrepreneur of over 16 years, Markus has provided his expertise to hundreds of CEOs and business owners across the United States, Europe, South America and Asia, in a diverse range of industries spanning from technology, fashion, entertainment, to construction. He works closely with CEOs and startup teams to identify market opportunities, implementing growth initiatives and targeting areas of operational improvements. Mr. Biegel holds two bachelor's degrees in international business and marketing from CSUDH and two master's degrees in Finance and Human Resource Management from CSULB. As of Fall 2016, Mr. Biegel is a part-time faculty member at both CSULB and CSUDH teaching marketing and management courses at the upper division and graduate level.



John Blair

Brewmaster

Serves as head Brewmaster for Venice Duck Brewery. John has operated distilling facilities for over 15 years, including Celebration Distillation Corporation and Blackwater Distilling. John has received multiple rewards in the brewing industry including 1st place in 2012 Chili Brew VI for his 36 Hour IPA (the first iteration of Venice Duck IPA), and in 2016 he won Los Angeles International Beer Competition Honorable Mention for the Venice "Stoner" Duck.

USE OF PROCEEDS

If the offering's maximum amount of $300,000 is raised:

Use	Value	% of Proceeds
Beer Inventory	$70,000	23.3%
Cans	$25,000	8.3%
Mobile Marketing Kit	$10,000	3.3%
Sales Team	$120,000	40.0%
Social Media	$35,000	11.7%
Legal Expenses	$25,300	8.4%
Intermediary fees	$14,700	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in Venice Duck LLC. This offering must raise at least $10,000 by March 29, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Venice Duck LLC may issue additional securities to raise up to $300,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,000,000 units
× $1 per unit

$6,000,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 26, 2023
- Form C/A on July 6, 2023
- Form C/A on July 18, 2023
- Form C/A on September 21, 2023
- Form C/A on November 27, 2023
- Form C/A on January 30, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jan 30, 2024 • Filed Form C/A

Nov 27, 2023 • Filed Form C/A

Sep 21, 2023 • Filed Form C/A

Jul 18, 2023 • Filed Form C/A

Jul 6, 2023 • Filed Form C/A

May 26, 2023 • Primary offering of 300,000 units at $1

May 26, 2023 • Filed Form C

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